UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Humedisoft Corporation
(Name of small business issuer in its charter)

Nevada	7371	90-0156148
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

23282 Mill Creek Drive, Suite 225 Laguna Hills, California 92653 (949) 699-6598
(Address and telephone number of principal executive offices)

23282 Mill Creek Drive, Suite 225 Laguna Hills, California 92653 (949) 699-6598
(Address of principal place of business or intended principal place of business)

Ted D. Campbell II 7341 West Charleston Boulevard, Suite 140 Las Vegas, Nevada 89117 (702) 838-7858
(Name, address and telephone number of agent for service)

Copies to: Law Office of Harold P. Gewerter, Esq., Ltd 5440 West Sahara Avenue, Suite 202 Las Vegas, Nevada 89146 (702) 382-1714

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [  ] _________________________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [  ] _________________________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [  ]_________________________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Tile of each class of securities to be registered	Dollar amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock	$159,000.00	$1.00	$159,000.00	$20.15

(1)

Estimated solely for the purpose of calculating the registration fee under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

Humedisoft Corporation

159,000 Shares of Common Stock

Humedisoft Corporation (“HMSC” or the “Company”) is offering an aggregate of 159,000 shares of HMSC’s common stock (“Shares”) to be sold, from time to time, by one or more of the selling stockholders of HMSC (collectively, “Selling Stockholders”).

The per share offering price of the Shares will be based on the bid price for HMSC's common stock on the dates of specific sales, unless shares are sold in private transactions.  Consequently, no determination can be made as to actual pricing matters.  The Registrant anticipates that firms that sell any of the Shares for accounts of the Selling Stockholders will charge normal brokerage commissions.  However, the Registrant cannot provide specific information pertaining to the identity of such firms and/or the amount of such commissions.  HMSC and the Selling Stockholders have no brokerage agreements or other agreements for the sale of the Shares.  The costs of selling the Shares, by a conservative estimate, should not exceed ten percent of the gross value of the stock.  The proceeds from the sale of the Shares will go directly to the Selling Stockholders and will not be available to HMSC.

Prior to this offering, there has been no public market for HMSC’s common stock.

INVESTMENT IN THE SHARES INVOLVES A HIGH DEGREE OF RISK.

SEE "RISK FACTORS" STARTING ON PAGE .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is May 12, 2004

Table of Contents

  PART I: INFORMATION REQUIRED IN PROSPECTUS
    Item 3. Summary Information and Risk Factors.
    Item 4. Use of Proceeds.
    Item 5. Determination of Offering Price.
    Item 6. Dilution.
    Item 7. Selling Security Holders.
    Item 8. Plan of Distribution.
    Item 9. Legal Proceedings.
    Item 10. Directors, Executive Officers, Promoters and Control Persons.
    Item 11. Security Ownership of Certain Beneficial Owners and Management.
    Item 12. Description of Securities.
    Item 13. Interest of Named Experts and Counsel.
    Item 14. Disclosure of Commission Position of Indemnification for Securities Act Liabilities.
    Item 15. Organization Within Last Five Years.
    Item 16. Description of Business.
    Item 17. Management's Discussion and Plan of Operation.
    Item 18. Description of Property.
    Item 19. Certain Relationships and Related Transactions.
    Item 20. Market for Common Equity and Related Stockholder Matters.
    Item 21. Executive Compensation.
    Item 22. Financial Statements.
    Note 8 – Warrants and options
    Item 23. Changes In and Disagreements With Accountants on Accounting and Financial Disclosure.
  PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
    Item 24. Indemnification of Directors and Officers.
    Item 25. Other Expenses of Issuance and Distribution.
    Item 26. Recent Sales of Unregistered Securities.
    Item 27. Exhibits.
    Item 28. Undertakings.
  SIGNATURES

PART I: INFORMATION REQUIRED IN PROSPECTUS

Item 3. Summary Information and Risk Factors.

The Company

Headquartered in Rosemead, California, Humedisoft Corporation (“HMSC” or the “Company”) was organized by the filing of articles of incorporation with the Secretary of State of the State of Nevada on August 29, 2003.  HMSC is a development stage company, which is a hardware and software system developer for medical equipment.  The Company’s has a primary business plan to develop integration devices to improve the quality of medical services provided to hospital patients.  To improve the hospital service quality, Humedisoft Corp. has launched a series of hardware and software systems.

HMSC’s administrative office is located at 23282 Mill Creek Drive, Suite 215, Laguna Hills, California 92653 (949)-699-6598.

HMSC’s fiscal year end is December 31.

The Offering

The Offering consists entirely of shares offered by the Selling Stockholders.  HMSC is offering no shares.  The Selling Stockholders are offering 159,000 shares of common stock at market prices as soon as practicable after this Registration Statement becomes effective.

The proceeds of the Offering will go directly to the Selling Stockholders.  None of the proceeds will be available to HMSC.

The Selling Stockholders will sell the Shares at prevailing market prices.  The price per share is likely to be based on the bid price for HMSC's common stock on the dates of specific sales, unless the Shares are sold in private transactions.  Consequently, at this time, HMSC cannot make a determination of the price.

HMSC’s Transfer Agent is 1st Global Stock Transfer, Inc. 7341 West Charleston Boulevard, Suite 130, Las Vegas, Nevada 89117 Telephone (702) 656-4919.

HMSC has agreed to pay all costs and expenses relating to the registration of its common stock, but the Selling Stockholders will be responsible for any related commissions, taxes, attorney's fees, and related charges in connection with the offer and sale of the Shares.  The Selling Stockholders may sell their common stock through one or more broker/dealers, and such broker/dealers may receive compensation in the form of commissions.

Risk Factors

Investment in the securities offered hereby involves certain risks and is suitable only for investors of substantial financial means.  Prospective investors should carefully consider the following risk factors in addition to the other information contained in this prospectus, before making an investment decision concerning the common stock.

Auditors Expressed Substantial Doubt About HMSC’s Ability to Continue as a Going Concern

HMSC has yet to commence planned operations.  As of the date of this Prospectus, HMSC has had only limited start-up operations and generated no revenues.  Taking these facts into account, the independent auditors of HMSC have expressed substantial doubt about HMSC’s ability to continue as a going concern.

HMSC May not Be Able to Continue in Business Without Additional Funding, Which May Be Unavailable

HMSC has limited capital resources.  Unless HMSC begins to generate sufficient revenues to finance operations as a going concern, HMSC may experience liquidity and solvency problems.  While HMSC does not foresee such difficulties in the next twelve months, liquidity and solvency problems may force HMSC to go out of business if additional financing is not available.

Control by Current Management May Impede the Ability of Minority Shareholders to Exercise Control over HMSC

The current officers and directors of HMSC beneficially own approximately 47.26% of the outstanding common stock.  As a result, the officers and directors of HMSC could exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.  This concentration of ownership may have the effect of delaying or preventing a change in control of HMSC.

The Stock of HMSC Is a Speculative Investment That May Result in Losses to Investors

As of the date of this Prospectus, there is no public market for HMSC’s Common Stock.  This Prospectus is a step toward creating a public market for HMSC’s stock, which may enhance the liquidity of HMSC’s shares.  However, there can be no assurance that a meaningful trading market will develop.  HMSC makes no representation about the value of its Common Stock.

If the stock ever becomes tradable, the trading price of HMSC's common stock could be subject to wide fluctuations in response to variations in quarterly results of operations, the gain or loss of significant customers, changes in earning estimates by analysts, announcements of technological innovations or new solutions by HMSC or its competitors, general conditions in service industries, and other events or factors, many of which are beyond HMSC's control.  In addition, the stock market may experience extreme price and volume fluctuations which, without a direct relationship to the operating performance, may affect the market price of HMSC’s stock.

HMSC Stock Is Likely to Be Subject to Penny Stock Regulation

The SEC has adopted rules that regulate broker/dealer practices in connection with transactions in penny stocks.  Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange system).  The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker/dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker/dealer, and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account.  In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker/dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.  These disclosure requirements may have the effect of reducing the level of trading activity in any secondary market for a stock that becomes subject to the penny stock rules, and accordingly, customers in Company securities may find it difficult to sell their securities, if at all.

Special Note Regarding Forward-Looking Statements

This Prospectus contains forward-looking statements, including statements concerning possible or assumed future results of operations of HMSC and those preceded by, followed by or that include the words “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology.  Investors should understand that the risk factors described above, in addition to those discussed elsewhere in this document, could affect HMSC’s future results and could cause those results to differ materially from those expressed in such forward-looking statements.

Item 4. Use of Proceeds.

The proceeds of the Offering will go directly to the Selling Stockholders.  None of the proceeds will be available to HMSC.

Item 5. Determination of Offering Price.

The Selling Stockholders may sell all or part of their shares in the over-the-counter market at prices related to the prevailing market prices of HMSC’s common stock at the time.  The price per share is likely to be based on the bid price for HMSC's common stock on the dates of specific sales, unless shares are sold in private transactions.  Consequently, HMSC currently cannot make a determination of the price.

Item 6. Dilution.

Not applicable.

Item 7. Selling Security Holders.

The following table sets forth the shares beneficially owned, as of the date of this Registration Statement, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold. Except as expressly set forth below, none of the selling stockholders is a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the selling stockholders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities.

Except as disclosed in this prospectus, none of the selling stockholders are affiliates or controlled by our affiliates. Except as disclosed in this prospectus, none of the selling stockholders are now or were at any time in the past an officer or director of ours or any of any of our predecessors or affiliates. We have separate contractual obligations to file this registration statement, of which this prospectus forms a part, with each of the selling stockholders.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. However, each of the selling stockholders is subject to certain limitations on the conversion of their convertible preferred stock and the exercise of their warrants. Specifically, such selling stockholders may not convert their preferred stock or exercise their warrants, if such conversion or exercise would cause such holder's beneficial ownership of our common stock (excluding shares underlying any of their unconverted preferred stock or unexercised warrants) to exceed 4.99% of the outstanding shares of common stock.

Name of Beneficial Owner of Common Stock	# of Shares Beneficially Owned before the Offering	# of Shares Offered	# of Shares Beneficially Owned after the Offering	% of Shares Beneficially Owned after the Offering
Ti-Kai Yu	20,000	20,000	0	0.00%
Ching-I Liu	15,000	15,000	0	0.00%
Yun –Hsu Yu	10,000	10,000	0	0.00%
Cheng-Fu Liu	10,000	10,000	0	0.00%
Yueh-Hua Chiu	1,000	1,000	0	0.00%
Yann-Liang Liu	10,000	10,000	0	0.00%
Ching-Shu Liu	10,000	10,000	0	0.00%
Wan-Ning Yang	10,000	10,000	0	0.00%
Peng-Sen Wang (1)	15,000	15,000	0	0.00%
Ren-Yong Liu	1,000	1,000	0	0.00%
Cheng-Tsung Yu	5,000	5,000	0	0.00%
Shu-Yu Yu-Lin	5,000	5,000	0	0.00%
Huei-Tun Yu	1,000	1,000	0	0.00%
Po-Sheng Yu	1,000	1,000	0	0.00%
Tzu-Wei Liao	1,000	1,000	0	0.00%
Yin-Po Liao	1,000	1,000	0	0.00%
Tzu-Ting Liao	1,000	1,000	0	0.00%
Shu-Chu Tseng	1,000	1,000	0	0.00%
Tsung-Min Wu	1,000	1,000	0	0.00%
Kevin Hsu (1)	20,000	20,000	0	0.00%
Tung-Yang Wu	1,000	1,000	0	0.00%
Chin-Hsing Lin	1,000	1,000	0	0.00%
Chiang-Cheng Chang	1,000	1,000	0	0.00%
Chang-Sheng Huang	1,000	1,000	0	0.00%
Hsiu-Hsia Hsu Lin	1,000	1,000	0	0.00%
Allen Wei-Oing Lee	1,000	1,000	0	0.00%
I-Hsiang Hsu	2,000	2,000	0	0.00%
Yu-Mei Lin	2,000	2,000	0	0.00%
Ken Hsu	2,000	2,000	0	0.00%
Louisa H. Hernandez	2,000	2,000	0	0.00%
Edward Hsu	2,000	2,000	0	0.00%
Jennifer Hsu	2,000	2,000	0	0.00%
Letty Hsu (1)	2,000	2,000	0	0.00%

Notes

(1) These shareholders are officers and directors of the Company.

(2) These shareholder is relative of an officer and director of the HMSC and are deemed to be an affiliate of the issuer.

None of the Selling Stockholders is a broker/dealer nor an affiliate of a broker/dealer.

Item 8. Plan of Distribution.

The selling stockholders may offer their shares at various times in one or more of the following transactions:

  in the over-the-counter market;

  on any exchange on which the shares may hereafter be listed;

  in negotiated transactions other than on such exchanges;

  by pledge to secure debts and other obligations;

  in connection with the writing of non-traded and exchange-traded call options, in hedge transactions, in covering previously established short positions and in settlement of other transactions in standardized or over-the-counter options; or

  in a combination of any of the above transactions.

The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

The selling stockholders may use broker/dealers to sell their shares.  The broker/dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares.

Some of the Selling Stockholders may be eligible and may elect to sell some or all of their shares pursuant to additional exemptions to the registration requirements of the Securities Act, including but not limited to, Rule 144 promulgated under the Securities Act, rather than pursuant to this Registration Statement.

Under certain circumstances the Selling Stockholders and any broker/dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of the Securities Act.  Any commissions received by such broker/dealers and any profits realized on the resale of shares by them may be considered underwriting discounts and commissions under the Securities Act.  The Selling Stockholders may agree to indemnify such broker/dealers against certain liabilities, including liabilities under the Securities Act.

The Selling Stockholders will also be subject to applicable provisions of the Exchange Act and regulations under the Exchange Act, which may limit the timing of purchases and sales of the Shares by the Selling Stockholders.  Under the rules and regulations of the Exchange Act, any person engaged in the distribution or the resale of shares may not simultaneously engage in market making activities with respect to HMSC’s common stock for a period of two business days prior to the commencement of such distribution.

The Selling Stockholders will pay all commissions, transfer fees, and other expenses associated with the sale of securities by them.  The Shares offered hereby are being registered by HMSC, and HMSC has paid the expenses of the preparation of this Prospectus.  HMSC has not made any underwriting arrangements with respect to the sale of shares offered hereby.

HMSC has engaged the services of Go Public First, Inc., for purposes of assisting HMSC, its legal counsel, and independent auditing firm in (a) compiling the documentation requisite to the preparation of reporting documents; (b) compiling the prospectus/registration statement; (c) compiling supplemental documentation as required by applicable state or federal securities rules and regulations; and (d) preparing comment letter responses and amended filings.  The combined total actual and anticipated compensation to Go Public First, Inc. for such services rendered is $60,000.00.

Item 9. Legal Proceedings.

No director, officer, significant employee, or consultant of HMSC has been convicted in a criminal proceeding, exclusive of traffic violations.

No director, officer, significant employee, or consultant of HMSC has been permanently or temporarily enjoined, barred, suspended, or otherwise limited from involvement in any type of business, securities or banking activities.

No director, officer, significant employee, or consultant of HMSC has been convicted of violating a federal or state securities or commodities law.

Item 10. Directors, Executive Officers, Promoters and Control Persons.

Directors, Executive Officers, Promoters and Control Persons

Each of HMSC’s directors is elected by the stockholders to a term of one (1) year and serves until his or her successor is elected and qualified.  Each of the officers is appointed by the Board of Directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office.  The Board of Directors has no nominating, auditing, or compensation committees.

The following table sets forth certain information regarding the executive officer and director of HMSC as of the date of this Prospectus:

NAME	AGE	POSITION
Ping-Sen Wang	36	President, Secretary, CEO and Director
Allen Yu	34	Chief Financial Officer, Treasurer, and Director
Liang Liu	31	Chief Technology Officer
Ted D. Campbell II	37	Corporate Advisor

Each of the officers and directors has held their respective office/position since inception, and they are expected to hold their office/position until the next annual meeting of HMSC’s stockholders.

Ping-Sen Wang, CEO and Director - Educational Background: Master of Graduate Institute of Business Administration, National Chung Hsing University Bachelor, Department of Statistics, National Chung Hsing University Experience: General Manager of Lasmsoft Corp. Taiwan Branch. General Manager of WangLong Advertisement Corp. Secretary-General of Association of Architecture Investment in Taiwan.

Allen Yu, Chief Financial Officer, Treasurer, and Director – Mr. Yu also served as CFO and Director of CNS Communication Ltd. Taiwan from years 1998 to 2000.  In year 2000, he was assigned to serve as CEO and Director of Lasmsoft Corporation.  Under his management, he has brought the assets of Lasmsoft Corporation, Taiwan to USD 15 millions.

Liang Liu, Chief Technology Officer – Mr. Liu has developed software and hardware for more than 7 years before serving in Humedisoft Corporation.  He was a co-developer of ERP for small business in CNS communication in year 2000.  By the year 2001, he served in Lasmsoft Corporation as head of research and development to develop heterogeneous data exchange software.  His well-experienced system analysis allowed himself to devote 1 and 1/2 year to develop medical clinical integration system.  He was nominated by a local well-known hospital in Taiwan to integrate medical devices for hospitals in year 2002.

Ted D. Campbell II, Corporate Advisor - Mr. Campbell is a consultant that specializes in federally exempt/state registered small corporate securities offerings, application of the federal securities rules and regulations to such offerings, and corporate listing on the NASD’s Over-the-Counter Bulletin Board (”OCTBB®”) and Small Cap market (“NASD Small Cap”). Mr. Campbell is also a former co-founder of NevWest Securities Corporation, the State of Nevada only home based NASD licensed, Level Three Introducing Broker Dealer and Market Maker. He was also President and CEO of Campbell Mello Associates, Inc. from 1996-1999 and he is also a former Nevada State Securities Examiner. For the past seven years, he has been working as a private corporate securities consultant in Las Vegas, Nevada. Mr. Campbell is a graduate of the University of Oklahoma in 1993 with a Juris Doctor (Law) and a Masters in Business Administration and a graduate of Texas A&M University in 1989 with a B.B.A. in Corporate Finance. He is a member of Phi Alpha Delta legal fraternity and was a staff member of the American Indian Law Review at the University of Oklahoma.

Item 11. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth certain information as of the date of this offering with respect to the beneficial ownership of HMSC's Common Stock by all persons known by HMSC to be beneficial owners of more than 5% of any such outstanding classes, and by each director, executive officer, and significant employee and by all officers, directors, and significant employees as a group.  Unless otherwise specified, the named beneficial owner has, to HMSC's knowledge, either sole or majority voting and investment power.

COMMON STOCK

Name and Address of Beneficial Owner	Number of Shares	% of Class
Ping-Sen Wang c/o Humedisoft Corporation, 110 Danna Court, Rosemead, California 91770	2,500,000	23.63%
Allen Yu c/o Humedisoft Corporation, 110 Danna Court, Rosemead, California 91770	2,500,000	23.63%
Kevin Hsu c/o Humedisoft Corporation, 110 Danna Court, Rosemead, California 91770	2,500,000	23.63%
Liang Liu c/o Humedisoft Corporation, 110 Danna Court, Rosemead, California 91770	2,500,000	23.63%
All Executive Officers and Directors as a Group	10,000,000	94.52%

Item 12. Description of Securities.

HMSC, a Nevada corporation, is authorized to issue 70,000,000 shares of Common Stock, $0.001 par value and 5,000,000 shares of Preferred Stock, $0.001 par value.  The holders of Common Stock (i) have equal rights to dividends from funds legally available therefore, ratably when as and if declared by the Board of Directors of HMSC; (ii) are entitled to share ratably in all assets of HMSC available for distribution to holders of Common Stock upon liquidation, dissolution, or winding up of the affairs of HMSC; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; (iv) are entitled to one non-cumulative vote per share of Common Stock, on all matters which stockholders may vote on at all meetings of Shareholders; and (v) the holders of Common Stock have no conversion, preemptive or other subscription rights.  There is no cumulative voting for the election of directors.  As of the date of this Prospectus, there are 10,509,000 shares of Common Stock outstanding held by approximately thirty-nine (39) shareholders of record.

Item 13. Interest of Named Experts and Counsel.

None.

Item 14. Disclosure of Commission Position of Indemnification for Securities Act Liabilities.

Indemnification of Directors and Officers

HMSC’s Articles of Incorporation, its Bylaws, and certain statutes provide for the indemnification of a present or former director or officer.  See Item 24 “Indemnification of Directors and Officers.”

The Securities and Exchange Commission's Policy on Indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to any provisions contained in its Certificate of Incorporation, or Bylaws, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 15. Organization Within Last Five Years.

HMSC was organized by the filing of articles of incorporation with the Secretary of State of the State of Nevada on August 29, 2003.  HMSC is a hardware and software system developer for medical equipment.  The Company’s has a primary business plan to develop integration devices to improve the quality of medical services provided to hospital patients.  To improve the hospital service quality, Humedisoft Corp. has launched a series of hardware and software systems.

Item 16. Description of Business.

A.

Business Development and Summary

Headquartered in Rosemead, California, HMSC was organized by the filing of articles of incorporation with the Secretary of State of the State of Nevada on August 29, 2003.  The Company’s has a primary business plan to develop integration devices to improve the quality of medical services provided to hospital patients.  To improve the hospital service quality, Humedisoft Corp. has launched a series of hardware and software systems.  HSC’s research and development team has partially completed a few development stages to fulfill our products and services and the development stages are classified as Stage I, Stage II and Stage III.

(1)

Principal Services and Principal Markets

In Stage I development, the Company has developed Respirator Therapy Remote Monitoring (RT), which allows caregivers to remotely monitor patients who now do not need to be onsite.  The Company also has developed a hardware device, named D-Controller, to support remote monitoring.  By connecting D-Controller to each medical equipment output, D-Controller will send signals to the HSC Gateway identifying online equipment and all vital signs will be stored for future retrieval and education purposes. As well as doctors, caregivers may concurrently view these multiple waveforms generated from these vital signs.

In Stage II development, the Company will complete the first medical Clinical Device Integration System for the Intensive Care Unit (CDIS-ICU) and the supporting medical equipment covering ventilator, anesthesia, and IV Pump.  Upon the completion of remaining CDIS, including CDIS-Operation Room, CDIS-Obstetric, CDIS-Emergency Room, CDIS-Respiratory Care Ward, CDIS-Respiratory Care Center, CDIS-Hemodialysis, and CDIS-Cardiology, the CDIS-Enterprise is complete and will be able to integrate all departmental clinical information.

In Stage III development, Humedisoft will develop the Executive Information System (EIS), which will allow decision makers to analyze the use rate for online medical equipments.  Decision makers may precisely obtain the online and offline information for every piece of medical equipment and track its usage rate. By analyzing the usage rates, medical centers may then easily conclude what medical equipment is in shortage or over supply.  After EIS development, Humedisoft will integrate the medical information systems, including Health Information System (HIS), Radiology Information System (RIS), Laboratory Information System (LIS), and both CIS-Enterprise and EIS developed by HISC.  Medical centers will be able to improve the quality of medical service in the following ways:

  Improve the quality of patient care by reducing the caregiver’s manual scripts, which in turn allows caregivers to spend more time with patients.  Caregivers may also view patient information in real time from different locations.

  Provide powerful data reference with remotely viewed displays showing graphical trends for vital signs, lab values, medications, and fluids, giving the clinician a clear visual display of the data correlation providing for a complete overview and informed decision-making.

  Provide streamlined view of data and critical patient information reflecting events from the patient's critical care experience. This allows the clinician to see an overview of what happens during a shift or in a previous care environment and evaluate the patient or case progress real time.

  Increase efficiency of caregivers or nurses by reducing manual scripts enabling caregivers or nurses to spend less time on periodical recording or searching historical data.

  Caregivers or nurses may then spend more time with inpatients improving intimacy in the care provided.

  Establish the fundamentals for Clinical Integration System (CIS) whereby data retrieved from medical equipment will be stored in a server to create a clinical information system.  This will solve the most important issue of system integration among different brands and models.

  Create Executive Information System (EIS) that provides the statistics of equipment usage for decision makers.  Decision makers may analyze how frequently medical equipment is utilized and then accurately determine whether the hospital needs to make additional medical equipment acquisitions.  D-Controller will also allocate online medical equipment and record the frequency of use of such equipment online.

D-Controller is currently able to identify parameters and different brands of medical equipment and models and currently supports more than 50 types, including ventilator, obstetric monitors, IV Pump, and anesthesia among brands of Bird, Omeda, Philips, Seimens, and PB.  It will replace caregiver data monitoring and allow each caregiver to remotely access vital patient data.  Caregivers may also access the critical care flow sheet and patient summary data, clinical data from any patient workstation, doctor’s office, remote clinic, central nursing station, or any other remote viewing area.

The device we are developing will be able to decode the medical device output and then convert such information into diagrams allowing each user to monitor various medical devices real-time through a remote computer screen.  This device is designed to accommodate different brands among different medical devices for the purpose of integration.  The remote monitoring system will reduce the amount of time currently wasted on onsite monitoring by nurses.

(1)

Distribution Methods of the Products or Services

Key elements of Humedisoft Corp.’s business strategy include:

Penetrate the Hospital Market. Hospitals represent the most significant source of customers and revenues.  These organizations focus on improving safety and reducing costs through operating efficiencies. The Company’s CIS-Enterprise will produce the most precise data to effectively connect currently hospital information system enterprise-wide, person-centric, clinical and management solutions across an organization and will to significantly reduce costs, improve the efficiency of delivery and enhance the quality of care.

Increase Market Share in Individual Domains. Humedisoft Corp. expects continued growth in hospital and medical centers departments for specific markets such as nursing, physician office, laboratory, radiology, surgery, emergency medicine and cardiology.  Humedisoft Corp. also anticipates growth in sales of new developed solutions, such as D-Controller devices, Obstetric (OB), Respiratory Therapy (RT), and Gateway Driver launched in 2004.

Remain Committed to a Common Device. Because Humedisoft Corp. believes the backbone of electrically generated medical records comes from the data generated from employed medical equipment. The Company will continue developing and integrating medical equipment to meet customer needs. HSC will periodically upgrade the supporting brands and models.

Expand Solutions and Services. Building upon the HSC Device, the Company intends to continue expanding the range of applications and services offered to providers. These new solutions and services will complement existing solutions.  The Company believes major opportunities exist as providers reach into new markets and offer more alternative services to remain competitive. The Company believes these organizations will find value in building the reliable clinical data is the key element to serve patient with high quality care.  Humedisoft Corp. recognizes the potential value of the aggregate database being developed by its broad client base. This database is a powerful means of enabling comparative or normative procedure evaluations. The substantial project management, process redesign, technology integration and training involved in hospital taking advantage of the opportunities provided by clinical and management information technology represent a significant market for Humedisoft Corp.’s consulting services.

Humedisoft Corp.’s solution will include:

  Humedisoft D-Controller:  A medical equipment identifier, which is the basic device to link medical equipment and gateway for future data retrieval.

  Humedisoft Gateway:  A server that collects medical equipment signals and converts these parameters to waveforms.

  Obstetric Remote Monitoring (OB):  software installed in client computer for nurses or caregivers to view waveforms of pre-delivery and post-delivery women.  Must work with D-Controller.

  Respiratory Therapy (RT) Remote Monitoring: software installed in client computer for nurses or caregivers to read inpatients vital sign remotely.  Must work with D-Controller.

  Departmental Clinical Integration System: a clinical integration system that only collects data from medical equipments from a specific department.

(1)

Status of any announced new product or service

None.

(2)

Competitive business conditions

The health care industry in the United States remains highly fragmented, very complex and remarkably inefficient. While science and medical technology continue to make significant progress in dealing with human disease and injury, the management and clinical processes within delivery organizations have made little progress in the past 20 years. Even today, the clinical workflow at most organizations depends on manual, paper-based medical records systems augmented by partial automation. This scattered approach has created an industry in which inappropriate variances in medical outcomes and wasted resources are commonplace.

Significant pressures are at work within the health care industry to eliminate variance and waste. Several parties, including the government, employer groups and consumer organizations, are demanding heightened efforts to eliminate medical error and reduce the costs of health care delivery. Financial pressures, a workforce shortage and government regulations create additional challenges for health care executives.

In November 1999, the Institute of Medicine of the National Academy of Science (“IOM”) released a report titled “To Err is Human,” which estimated that up to 98,000 lives are lost each year due to preventable medical errors. That makes medical error one of the top 10 causes of death in the United States.

A follow-up IOM report in March 2001 cited the use of information technology (“IT”) as critical to improving the quality and safety of health care. Yet, the IOM’s November 2002 report, “Fostering Rapid Advances in Health Care,” still cited, “despite some laudable examples of integrated care, the delivery system consists of silos, often lacking even rudimentary information capabilities to exchange patient information, coordinate care across settings and multiple providers, and ensure continuity of care over time.” The pressure to spark change remains strong, and continues to intensify. Most health care organizations have yet to implement comprehensive, enterprise-wide IT solutions. The Washington Post, in a December 2002 article, said “the vast majority of hospitals still rely on paper charts that often can’t be located and are difficult to decipher, rather than more accessible and legible computerized medical records. Fewer than 3 percent have fully implemented computerized drug ordering systems, which have consistently shown dramatic reductions in drug errors.”

In addition to the recent reports cited above, which both justify and promote the use of IT solutions in health care organizations, the Leapfrog Group (“Leapfrog”), a consortium of large employers, is calling for systemic change in the health care industry. Leapfrog recommends that employers select health plans with hospitals, among other criteria, employ a computerized physician order entry system (“CPOE”) as a primary method for eliminating medication-related errors. Leapfrog estimates 1 million serious medication errors occur annually in United States hospitals, and that the total cost to United States hospitals is believed to exceed $2 billion each year. [Leapfrog Group, 2000]. Also, a staggering number of errors prove preventable, as shown, for example, in a study by David W. Bates, M.D., and colleagues, released in March, 2003 in the Journal of the American Medical Association, which revealed more than 42 percent of serious, life-threatening or fatal adverse drug events that occurred among an outpatient study sample were deemed preventable.

On the financial front, health care organizations are reporting improved bottom lines compared to a few years ago when the effects of the Balanced Budget Act were most damaging. According to a Deloitte & Touche survey, 67 percent of hospital Chief Executive Officers (“CEOs”) report their organizations are profitable, up from 58 percent in 2000, but “the median profit margin among respondents was a mere 2.1 percent. CEOs believe profits will increase modestly to a 3.1 percent margin over the next five years.” [Deloitte & Touche’s “The Future of Health Care: An Outlook from the Perspective of Hospital CEOs,” 2002].

Despite a forecasted increase in profit margins, surveyed hospital CEOs still worry about financial failure in the future. Claims processing is just one example of an area contributing to staggering waste; it is projected 25 to 30 percent of health care expenditures are lost to inefficiencies in claims processing, which translates to $400-$480 billion wasted annually, according to a September 2002 Healthcare Informatics article. Other leading hospital CEO concerns include decreasing reimbursement for Medicare and Medicaid cases, rising costs of employee salaries, skyrocketing drug costs and a greater need for capital investments to meet the demands of a growing consumer base.

Another factor adding to the increased financial pressure on health care organizations is the implementation of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). Health care organizations must find money within their budgets to pay for measures to comply with HIPAA. HIPAA governs security and patient confidentiality and requires a centralized and systematic method of access control. Most health care organizations estimate will spend $2.5 million to comply with security and confidentiality requirement deadlines that will become effective in 2003. Humedisoft Corp. believes compliance with both the security and patient confidentiality and the access control HIPAA regulations is best achieved with a single, unified IT solutions Device.

Another threat to the health care system is a growing shortage of personnel. According to a 2002 American Hospital Association Workforce Study, 89 percent of hospital CEOs report significant workforce shortages. The shortages impact all areas of the hospital, but most prevalently affect nursing, radiology and pharmacy.

Many hospitals are turning to IT solutions to help recruit and retain clinicians, as IT solutions can significantly reduce the amount of paperwork clinicians perform. A recent study commissioned by the American Hospital Association and performed by consulting firm PricewaterhouseCoopers found that each hour of skilled nursing care results in 30 minutes of paperwork, while each hour of emergency department care generates a full hour of subsequent paperwork. [PricewaterhouseCoopers, 2001].

IT solutions automate processes and reduce the time clinicians spend poring over paperwork. Clinicians can then devote more time to patients and can deliver a higher quality of care—both of which contribute to increased job satisfaction.

The workforce issues are particularly critical as health care providers prepare for the increased demand for services that Baby Boomers will create. By 2010, the average Baby Boomer will be 65 years old. The sheer number of older consumers needing health care including management of chronic conditions will overburden the system, analysts predict. In addition, these health care consumers will be more knowledgeable than prior generations about the use of IT solutions in service industries.

In order to stay competitive in this dynamic marketplace, health care organizations must deploy IT solutions that automate the paper-based medical records system and create stronger relationships with consumers, physicians, hospitals and managed care organizations. These same IT solutions also must help organizations reduce costs and comply with regulatory requirements.

The Company has proactively addressed the changing and increasing needs of the health care industry discussed above by developing its current and anticipated products and services.  The Company strongly believes the needs will not be addressed unless Clinical Device Integration System is complete.

(3)

Sources and availability of raw materials

Not Applicable

(4)

Customers

HMSC is a developmental stage company. As such, HNSC does not have any clients as of the date of this Registration Statement.

(5)

Intellectual Property

HMSC enters a highly competitive market with low barriers to entry.  Presently, the hardware and software products offered by HMSC are not protected by a trademark or a similar legal right.

(6)

Need for Government Approval

Not applicable.

(7)

Effect of existing or probable government regulations

Not applicable.

(8)

Expenditures on Research and Development

None.

(9)

Environmental Issues

Not applicable.

(10)

Employees

HMSC presently has five (5) employees.  The management may add five to ten employees over the next twelve (12) months period.

C.

Reports to Security Holders

(1)

After this offering, HMSC will furnish its shareholders with annual financial reports certified by HMSC' independent accountants, and may, in HMSC' discretion, furnish unaudited quarterly financial reports.

(2)

After this offering, HMSC will file periodic and current reports with the Securities and Exchange Commission as required to maintain the fully reporting status.

(3)

The public may read and copy any materials HMSC files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  The address of that site (http://www.sec.gov).

Item 17. Management's Discussion and Plan of Operation.

This section must be read in conjunction with Audited Financial Statements included in this Prospectus.

A.

Management’s Discussion

HMSC was incorporated in the State of Nevada on August 29, 2003.  To date, HMSC has:

  Formed a management team;

  Developed a business plan; and

  Secured initial capitalization through an equity offering.

In the initial approximately four-month operating period from August 29, 2003 (inception) to December 31, 2003, HMSC generated no revenues and incurred $71,585 in total general and administrative expenses.  The resulting cumulative net loss for the period from August 29, 2003 (inception) to December 31, 2003 was $(71,5850 or $(0.01) per share.  That loss is attributable primarily to the costs of start-up operations.

HMSC financed its initial operations by issuing common stock in exchange for cash and services.

B.

Plan of Operation

The following discussion is intended to provide an analysis of our financial condition and should be read in conjunction with our financial statements for December 31, 2003 included herein. The matters discussed in this section that are not historical or current facts deal with potential future circumstances and developments. Such forward-looking statements include, but are not limited to, the development plans for our growth, trends in the results of our development, anticipated development plans, operating expenses and our anticipated capital requirements and capital resources. Our actual results could differ materially from the results discussed in the forward-looking statements.

For the year ended December 31, 2003

(i) We have raised funds in 2003 through the issuance of shares of our common stock pursuant to a private placement of our securities pursuant to Regulation D, Rule 505 of the Securities Act of 1933, as amended. Pursuant to this offering we raised approximately $159,000 in capital for the furtherance of our business plan.

We are currently developing our software products for full scale commercial production and retail sales to potential customers. Our management believes that our products will be available for commercial sales to potential clients by the second quarter of 2005. We plan to hire an experienced sales team once are products are ready marketing and are ready for commercial sales and production. We anticipate developing this sales tam during the first quarter of 2005 in anticipation of a full scale product offering in the second quarter of 2005.

As of December 31, 2003, HMSC’s assets consisted of $98,582 in cash.  As of December 31, 2003, HMSC had no liabilities.  Consequently, HMSC could classify all of $98,582 as working capital.  HMSC believes that its current working capital will be sufficient to continue as a going concern for the next twelve months.

Item 18. Description of Property.

HMSC does not lease or rent any property.  The Company leases office space at 23282 Mill Creek Drive, Suite 225, Laguna Hills Drive, Suite 225, Laguna Hills, California 92653.

Item 19. Certain Relationships and Related Transactions.

On September 4, 2003, the Company issued 2,500,000 shares of common stock to Benson Wang for a minimum purchase price of $2,500 USD.

On September 4, 2003, the Company issued 2,500,000 shares of common stock to Allen Yu for a minimum purchase price of $2,500 USD.

On September 4, 2003, the Company issued 2,500,000 shares of common stock to Kevin Hsu for a minimum purchase price of $2,500 USD.

On September 4, 2003, the Company issued 2,500,000 shares of common stock to Liang Lu for a minimum purchase price of $2,500 USD.

On September 30, 2003, the Company issued 350,000 shares of common stock to Ted D. Campbell II for services rendered.

The above transactions were completed pursuant to either Section 4(2) of the Securities Act.  With respect to issuances made pursuant to Section 4(2) of the Securities Act, the transactions did not involve any public offering and were sold to a limited group of persons.  Each recipient either received adequate information about the Company or had access, through employment or other relationships, to such information, and the Company determined that each recipient had such knowledge and experience in financial and business matters that they were able to evaluate the merits and risks of an investment in the Company.

On October 31, 2003, the Company closed a private placement offering where 32 investors purchased an aggregate of 159,000 shares of the Common Stock of the HMSC at $1.00 per share. This private placement offering was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Regulation D, Rule 504 of such same Securities Act.

The recipients of securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions.

Item 20. Market for Common Equity and Related Stockholder Matters.

Market Information

As of the date of this Prospectus, there is no public market in HMSC’s Common Stock.  This Prospectus is a step toward creating a public market for HMSC’s stock, which may enhance the liquidity of HMSC’s shares.  However, there can be no assurance that a meaningful trading market will develop.  HMSC makes no representation about the value of its Common Stock.

As of the date of this Prospectus,

  there are no outstanding options or warrants to purchase, or other instruments convertible into, common equity of HMSC;

  there is no stock that currently could be sold pursuant to Rule 144 under the Securities Act or that HMSC agreed to register for sale; in the future, the approximately 10,350,000 shares of Common Stock not registered in this offering will be eligible for sale pursuant to Rule 144 under the Securities Act; and

  there is no stock that has been proposed to be publicly offered resulting in dilution to current shareholders.

Holders

As of the date of this prospectus, HMSC has approximately 10,509,000 shares of $0.001 par value common stock issued and outstanding held by approximately 39 shareholders of record.  HMSC’s Transfer Agent is 1st Global Stock Transfer, LLC, 7341 West Charleston Boulevard, Suite 130, Las Vegas, Nevada 89117 Telephone (702) (702) 656-4919

Dividends

HMSC has never declared or paid any cash dividends on its common stock.  For the foreseeable future, HMSC intends to retain any earnings to finance the development and expansion of its business, and it does not anticipate paying any cash dividends on its common stock.  Any future determination to pay dividends will be at the discretion of the Board of Directors and will be dependent upon then existing conditions, including HMSC’s financial condition and results of operations, capital requirements, contractual restrictions, business prospects, and other factors that the board of directors considers relevant.

Item 21. Executive Compensation.

The following table sets forth all cash compensation paid by HMSC to its officers, directors, and significant employees:

TOTAL COMPENSATION since inception through August 31, 2002
NAME	POSITION WITH COMPANY	CASH	STOCK
Ping-Sen Wang	President, Chief Executive Officer, Secretary, and Director	$ 0	None
Allen Yu	Treasurer, Chief Financial Officer and Director	$ 0	None
Liang Liu	Chief Technology Officer	$ 0	None

Employment Agreements

HMSC does not have employment agreements with its current officers and directors as listed above.

Item 22. Financial Statements.

Humedisoft Corporation

(A Development Stage Company)

Balance Sheet

as of

December 31, 2003

and

Statement of Operations,

Stockholders’ Equity, and

Cash Flows

for the period of

August 29, 2003 (Date of Inception)

through

December 31, 2003

Beckstead and Watts, LLP

Certified Public Accountants

3340 Wynn Road, Suite B

Las Vegas, NV 89102

702.257.1984

702.362.0540 (fax)

INDEPENDENT AUDITORS’ REPORT

Board of Directors

Humedisoft Corporation

We have audited the Balance Sheets of Humedisoft Corporation (the “Company”) (A Development Stage Company), as of December 31, 2003, and the related Statements of Operations, Stockholders’ Equity, and Cash Flows for the period then ended and for the period August 29, 2003 (Date of Inception) to December 31, 2003.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement presentation.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Humedisoft Corporation (A Development Stage Company) as of December 31, 2003, and the results of its operations and cash flows for the periods then ended and for the period August 29, 2003 (Date of Inception) to December 31, 2003, in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company has had limited operations and have not commenced planned principal operations.  This raises substantial doubt about its ability to continue as a going concern.  Management’s plan in regard to these matters are also described in Note 3.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Beckstead and Watts, LLP

April 12, 2004

23  F1

Humedisoft Corporation

(a Development Stage Company)

Balance Sheet

December 31,
2003
Assets

Current assets:
Cash and equivalents	98,582
Prepaid expense	2,333
Total current assets	100,915

$100,915

Liabilities and Stockholders' Equity

Current liabilities:	$-

Stockholders' equity:
Preferred Stock, $0.001 par value, 5,000,000 shares
authorized, no shares issued or outstanding	-
Common stock, $0.001 par value, 70,000,000 shares
authorized, 10,509,000 issued and outstanding	10,509
Additional paid-in capital	161,991
(Deficit) accumulated during development stage	(71,585)
100,915

$100,915

The accompanying notes are an integral part of these financial statements.

24  F2

Humedisoft Corporation

(a Development Stage Company)

Statement of Operations

August 29, 2003
(Inception) to
December 31, 2003

Revenue	$-

Expenses:
General & administrative expenses	8,708
General & administrative expenses - related party	62,877
Total expenses	71,585

Net (loss)	$(71,585)

Weighted average number of
common shares outstanding - basic and fully diluted	9,925,448

Net (loss) per share - basic and fully diluted	$(0.01)

The accompanying notes are an integral part of these financial statements.

25  F3

Humedisoft Corporation

(a Development Stage Company)

Statement of Changes in Stockholders' Equity

				(Deficit)
				Accumulated
	Common Stock		Additional	During	Total
			Paid-in	Development	Stockholders'
	Shares	Amount	Capital	Stage	Equity

September 2003
Founders shares issued
For services	10,000,000	$10,000	$-	$-	$10,000

September 2003
Issued for services	350,000	350	3,150		$3,500

November 2003
Issued for cash	159,000	159	158,841		159,000

Net (loss)
August 29, 2003 (Inception) to December 31, 2003				(71,585)	(71,585)

Balance, December 31, 2003	10,509,000	$10,509	$161,991	$(71,585	$(71,585

The accompanying notes are an integral part of these financial statements.

26  F4

Humedisoft Corporation

(a Development Stage Company)

Statement of Cash Flows

August 29, 2003
(Inception) to
December 31, 2003
Cash flows from operating activities
Net (loss)	$(71,585)
Shares issued for services	13,500
Adjustments to reconcile net (loss) to Net cash (used) by operating activities:
(Increase) in prepaid expenses	(2,333)
Net cash (used) by operating activities	(60,418)

Cash flows from financing activities
Proceeds from notes payable	45,500
Payments for notes payable	(45,500)
Issuances of common stock	159,000
Net cash provided by financing activities	159,000

Net increase in cash	98,582
Cash – beginning	-
Cash – ending	$98,582

Supplemental disclosures:
Interest paid	$-
Income taxes paid	$-

Non-cash transactions:
Shares issued for services provided	$10,000
Number of shares issued for services	10,000,000

Shares issued for prepaid services	$3,500
Number of shares issued for prepaid services	350,000

The accompanying notes are an integral part of these financial statements.

27  F5

Humedisoft Corporation

(a Development Stage Company)

Notes

Note 1 – History and organization of the company

The Company was organized August 29, 2003 (Date of Inception) under the laws of the State of Nevada, as Humedisoft Corporation,  the Company has no operations and in accordance with SFAS #7, the Company is considered a development stage company.  The Company is authorized to issue 5,000,000 shares of its $0.001 par value preferred stock and 70,000,000 shares of its $0.001 par value common stock.

Note 2 – Accounting policies and procedures

Cash and cash equivalents

The Company maintains a cash balance in a non-interest-bearing account that currently does not exceed federally insured limits.  For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.  There were no cash equivalents as of December 31, 2003.

Impairment of long-lived assets

Long-lived assets held and used by the Company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable or is impaired. No such impairments have been identified by management at December 31, 2003.

Revenue recognition

The Company recognizes revenue and gains when earned and related costs of sales and expenses when incurred.

Advertising costs

The Company expenses all costs of advertising as incurred.  There were no advertising costs included in selling, general and administrative expenses in 2003.

Loss per share

Net loss per share is provided in accordance with Statement of Financial Accounting Standards No. 128 (SFAS #128) “Earnings Per Share”.  Basic loss per share is computed by dividing losses available to common stockholders by the weighted average number of common shares outstanding during the period.  The Company had no dilutive common stock equivalents, such as stock options or warrants as of December 31, 2003.

Reporting on the costs of start-up activities

Statement of Position 98-5 (SOP 98-5), “Reporting on the Costs of Start-Up Activities,” which provides guidance on the financial reporting of start-up costs and organizational costs, requires most costs of start-up activities and organizational costs to be expensed as incurred.  SOP 98-5 is effective for fiscal years beginning after December 15, 1998.  With the adoption of SOP 98-5, there has been little or no effect on the Company’s financial statements.

28  F6

Humedisoft Corporation

(a Development Stage Company)

Notes

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Fair value of financial instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2003.  The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. Fair values were assumed to approximate carrying values for cash and prepaid expenses because they are short term in nature and their carrying amounts approximate fair values.

Income Taxes

Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable on the periods in which the differences are expected to affect taxable income.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.  Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Segment reporting

The Company follows Statement of Financial Accounting Standards No. 130, “Disclosures About Segments of an Enterprise and Related Information”. The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Dividends

The Company has not yet adopted any policy regarding payment of dividends.  No dividends have been paid or declared since inception.

Recent pronouncements

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, which addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes EITF No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of an entity’s commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. The provisions of SFAS No. 146 will be adopted for exit or disposal activities that are

29  F7

Humedisoft Corporation

(a Development Stage Company)

Notes

initiated after December 31, 2002.  The adoption of SFAS No. 146 is not expected to have a material impact on the company’s financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of SFAS No. 123.” This Statement amends SFAS No. 123, “Accounting for Stock-Based Compensation”, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The adoption of SFAS No. 148 is not expected to have a material impact on the company’s financial position or results of operations.

In November 2002, the FASB issued FASB Interpretation (“FIN”) No. 45, “Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees and Indebtedness of Others”, an interpretation of FIN No. 5, 57 and 107, and rescission of FIN No. 34, “Disclosure of Indirect Guarantees of Indebtedness of Others”. FIN 45 elaborates on the disclosures to be made by the guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002; while, the provisions of the disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The company believes that the adoption of such interpretation will not have a material impact on its financial position or results of operations and will adopt such interpretation during fiscal year 2003, as required.

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities”, an interpretation of Accounting Research Bulletin No. 51. FIN No. 46 requires that variable interest entities be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns or both. FIN No. 46 also requires disclosures about variable interest entities that companies are not required to consolidate but in which a company has a significant variable interest. The consolidation requirements of FIN No. 46 will apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements will apply to entities established prior to January 31, 2003 in the first fiscal year or interim period beginning after June 15, 2003. The disclosure requirements will apply in all financial statements issued after January 31, 2003. The company will begin to adopt the provisions of FIN No. 46 during the first quarter of fiscal 2003 and the Company believes that the adoption of such interpretation will not have a material impact on its financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS No. 150 changes the classification in the statement of financial position of certain common financial instruments from either equity or mezzanine presentation to liabilities and requires an issuer of those financial statements to

30  F8

Humedisoft Corporation

(a Development Stage Company)

Notes

recognize changes in fair value or redemption amount, as applicable, in earnings. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and with one exception, is effective at the beginning of the first interim period beginning after June 15, 2003. The effect of adopting SFAS No. 150 will be recognized as a cumulative effect of an accounting change as of the beginning of the period of adoption. Restatement of prior periods is not permitted. SFAS No. 150 did not have any impact on the Company’s financial position or results of operations.

Stock-Based Compensation

The Company accounts for stock-based awards to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations and has adopted the disclosure-only alternative of SFAS No. 123, "Accounting for Stock-Based Compensation." Options granted to consultants, independent representatives and other non-employees are accounted for using the fair value method as prescribed by SFAS No. 123.

Year end

The Company has adopted December 31 as its fiscal year end.

Note 3 - Going concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As shown in the accompanying financial statements, the Company has incurred a net loss of $71,585 for the period from August 29, 2003 (inception) to December 31, 2003, and has no sales.  The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of its new business opportunities.  In order to obtain the necessary capital, the Company plans to raise funds via equity financing.  The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.  These financial statements do not include any adjustments that might arise from this uncertainty.

Note 4 – Income taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes” ("SFAS No. 109"), which requires use of the liability method.   SFAS No.  109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences.  Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

31  F9

Humedisoft Corporation

(a Development Stage Company)

Notes

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes.  The sources and tax effects of the differences are as follows:

  U.S federal statutory rate      (34.0%)

  Valuation reserve                    34.0%

  Total                                            -%

As of December 31, 2003, the Company had a net operating loss carry forward as follows:

Year	Amount	Expiration
2003	$ 71,585	2023

Note 5 – Prepaid expense

On September 5, 2003, the Company hired an individual, as a member of the Company’s board of advisors for a period of one year.  The individual received 350,000 shares of the Company’s $0.001 par value common stock in exchange for services of $3,500.  During the year ended December 31, 2003, the Company amortized $1,167 and the balance of prepaid expense was $2,333.

Note 6 – Notes payable

On September 2, 2003, the Company received $1,000 from an officer and director of the Company as a loan.  The note payable bears no interest and is due upon demand.  During the year ended December 31, 2003, the Company repaid the entire balance of $1,000 and as of December 31, 2003 the balance owed is $0.

On September 1, 2003, the executed a promissory note in the amount of $20,000 with a family member of a founding shareholder of the Company.  The note payable bears no interest and is due on November 30, 2003.  During the year ended December 31, 2003, the Company repaid the entire balance of $20,000 and as of December 31, 2003 the balance owed is $0.

On September 17, 2003, the executed a promissory note in the amount of $14,500 with a family member of a founding shareholder of the Company.  The note payable bears no interest and is due on November 30, 2003.  During the year ended December 31, 2003, the Company repaid the entire balance of $14,500 and as of December 31, 2003 the balance owed is $0.

On September 17, 2003, the executed a promissory note in the amount of $10,000 with a family member of a founding shareholder of the Company.  The note payable bears no interest and is due on November 30, 2003.  During the year ended December 31, 2003, the Company repaid the entire balance of $10,000 and as of December 31, 2003 the balance owed is $0.

32  F10

Humedisoft Corporation

(a Development Stage Company)

Notes

Note 7 – Stockholders’ equity

The Company is currently authorized to issue 5,000,000 shares of its $0.001 par value preferred stock 70,000,000 shares of its $0.001 par value common stock.

On September 4, 2003, the Company issued 10,000,000 shares of its $0.001 par value common stock as founders’ shares to four individuals, of which one of them is an officer and director, in exchange for services rendered in the amount of $10,000.

On September 5, 2003, the Company issued 350,000 shares of its $0.001 par value common stock to an individual in exchange for prepaid services of $3,500.

On November 3, 2003, the Company closed its private placement offering pursuant to Regulation D, Rule 504 and issued a total of 159,000 shares in exchange for cash of $159,000.

As of December 31, 2003, there have been no other issuances of preferred and/or common stock.

Note 8 – Warrants and options

As of December 31, 2003, there were no warrants or options outstanding to acquire any additional shares of preferred and/or common stock.

Note 9 – Contracts and agreements

On September 1, 2003, the Company executed a rental agreement with an individual, who is a family member of the officer and director of the Company, for a period of three months at a rate of $300 per month for office space and $20 per month for telephone service.  During the year ended December 31, 2003, the amount paid for rental expense was $900 and telephone was $60.

On September 2, 2003, the Company executed a consulting agreement with a Go Public First, Inc. (GPF).  A shareholder of the Company controls and owns GPF and he is also a member of the Company’s board of advisors.  During the year ended December 31, 2003, the amount paid for consulting was $50,000.

On December 11, 2003, the Company executed a lease agreement for a period of one year starting on January 1, 2004 through December 31, 2004 at a rate of $2,550 per month for office space.  The total amount of future minimum lease payments is $30,600.

Note 10 – Related party transactions

During the year ended December 31, 2003, the Company paid an officer of the Company $750 for consulting services.

33  F11

Humedisoft Corporation

(a Development Stage Company)

Notes

On November 3, 2003, the Company closed its private placement offering pursuant to Regulation D, Rule 504 and issued a total of 150,000 shares in exchange for cash of $150,000 to an officer and director of the Company and his family members and to the founding shareholders and their family members.

Office services are provided without charge by an officer, director and shareholder.  Such costs are immaterial to the financial statements and, accordingly, have not been reflected therein.  The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities.  If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests.  The Company has not formulated a policy for the resolution of such conflicts.

34  F12

Item 23. Changes In and Disagreements With Accountants on Accounting and Financial Disclosure.

None.

Dealer Prospectus Delivery Obligation

Prior to the expiration of ninety days after the effective date of this registration statement or prior to the expiration of ninety days after the first date upon which the security was bona fide offered to the public after such effective date, whichever is later, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

HMSC’s Articles of Incorporation and its Bylaws provide for the indemnification of a present or former director or officer.  HMSC indemnifies any of its directors, officers, employees or agents who are successful on the merits or otherwise in defense on any action or suit.  Such indemnification shall include, expenses, including attorney’s fees actually or reasonably incurred by him.  Nevada law also provides for discretionary indemnification for each person who serves as or at HMSC’s request as one of its officers or directors.  HMSC may indemnify such individuals against all costs, expenses and liabilities incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is one of HMSC’s directors or officers.  Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, HMSC’s best interests.  In a criminal action, he must not have had a reasonable cause to believe his conduct was unlawful.

Nevada Law

Pursuant to the provisions of Nevada Revised Statutes 78.751, the Corporation shall indemnify its directors, officers and employees as follows: Every director, officer, or employee of the Corporation shall be indemnified by the Corporation against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him/her in connection with any proceeding to which he/she may be made a party, or in which he/she may become involved, by reason of being or having been a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of the Corporation, partnership, joint venture, trust or enterprise, or any settlement thereof, whether or not he/she is a director, officer, employee or agent at the time such expenses are incurred, except in such cases wherein the director, officer, employee or agent is adjudged guilty of willful misfeasance or malfeasance in the performance of his/her duties; provided that in the event of a settlement the indemnification herein shall apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation.  The Corporation shall provide to any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of the corporation, partnership, joint venture, trust or enterprise, the indemnity against expenses of a suit, litigation or other proceedings which is specifically permissible under applicable law.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered.  HMSC has agreed to pay all costs and expenses relating to the registration of its common stock, but the Selling Stockholders will be responsible for any related commissions, taxes, attorney's fees, and related charges in connection with the offer and sale of the Shares.  All amounts are estimated except the SEC Registration Fee.

SEC Registration Fee	$ 20.15
EDGAR Conversion Fees	$ 350.00
Blue Sky Qualification Fees and Expenses	$ 0.00
Accounting Fees and Expenses	$ 4,750.00
Legal Fees and Expenses	$ 250.00
Printing and Engraving	$ 0.00
Miscellaneous	$ 0.00
Total	$ 5,370.15

Item 26. Recent Sales of Unregistered Securities.

The articles of HMSC authorized the issuance of seventy million (70,000,000) shares of common stock with par value of $0.001 per share ("Common Stock") and five million (5,000,000) shares of Preferred Stock with a par value of $0.001 per share (“Preferred Stock”).  As of the date of this Prospectus, HMSC has 10,509,000 shares of its Common Stock issued and outstanding held by approximately 39 shareholder of record and no shares of Preferred Stock issued and outstanding.

In September 2003, HMSC issued 10,000,000 shares of its Common Stock as founders’ shares to the officers and directors of the Company for $10,000 for services. The purchasers are sophisticated investors who, at the time of the investment, as the founders of HMSC was in possession of all available material information about HMSC.  The issuances of common stock by HMSC in September 2003 did not involve any public solicitation.  On the basis of the above facts HMSC claims that the issuance of a total of 10,000,000 shares of its Common Stock in September 2003 was qualified for the exemption from registration contained in Section 4(2) of the Securities Act of 1933.

Additionally, the Company issued 350,000 shares of common stock to Ted D. Campbell II for services rendered. Mr. Campbell was in possession of all available material information about HMSC due to his role as corporate advisor to the Company.  This issuance of common stock by HMSC in September 2003 did not involve any public solicitation.  On the basis of the above facts HMSC claims that the issuance of a total of 350,000 shares of its Common Stock in September 2003 was qualified for the exemption from registration contained in Section 4(2) of the Securities Act of 1933.

In October 2003, HMSC completed an offering of Common Stock to a group of private investors.  HMSC issued 159,000 shares of its $0.001 par value common stock for cash at $1.00 per share to thirty-two shareholders.  That offering was conducted pursuant to an exemption from registration under Regulation D, Rule 504 of the Securities Act of 1933, as amended.

Item 27. Exhibits.

Exhibit Number	Name and/or Identification of Exhibit

3.	Articles of Incorporation & By-Laws
(a) Articles of Incorporation of HMSC filed on August 29, 2003. (b) Bylaws of HMSC adopted on August 31, 2003.

5.	Opinion on Legality
Attorney Opinion Letter.

23.	Consent of Experts and Counsel
a) Consent of Counsel, incorporated by reference to Exhibit 5 of this filing.
b) Consent of Independent Auditor.

Item 28. Undertakings.

In this Prospectus, HMSC is including undertakings required pursuant to Rule 415 of the Securities Act.

Under Rule 415 of the Securities Act, HMSC is registering securities for an offering to be made on a continuous or delayed basis in the future.  The registration statement pertains only to securities (a) which are to be offered or sold solely by or on behalf of a person or persons other than the registrant, (b) the offering of which will be commenced promptly, will be made on a continuous basis and may continue for a period in excess of 30 days from the date of initial effectiveness, and (c) are registered in an amount which, at the time the registration statement becomes effective, is reasonably expected to be offered and sold within two years from the initial effective date of the registration.

Based on the above-referenced facts and in compliance with the above-referenced rules, HMSC includes the following undertakings in this Prospectus:

A. The undersigned Registrant hereby undertakes:

(1)

To file, during any period, in which offers or sales are being made, a post-effective amendment to this Prospectus:

(i)

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(1)

That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the  Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Rosemead in the State of California on December 22, 2003.

Humedisoft Corporation
(Registrant)

By: /s/ Ping-Sen Wang, President and Director

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

Ping-Sen Wang	President, Secretary, Chief Executive Officer and Director	May 11, 2004

Allen Yu	Treasurer, Chief Financial Officer and Director	May 11, 2004